Exhibit 99.1

New York Community Bancorp, Inc. Reports First Quarter 2020 Diluted Earnings Per Common Share Of $0.20 On NIM Expansion, Net Interest Income Growth, And A Solid Increase In Loans

BOARD OF DIRECTORS DECLARES A $0.17 DIVIDEND PER COMMON SHARE

WESTBURY, N.Y., April 29, 2020 /PRNewswire/ --

First Quarter 2020 Summary

·   Earnings:
-    First quarter 2020 diluted EPS of $0.20, were up 5% on a year-ago basis and unchanged compared to fourth-quarter 2019.
-    Net income available to common shareholders for the first quarter of 2020 was $92.1 million, up 3% compared to $89.4 million for the first quarter of 2019 and $93.0 million, down 1% compared to the fourth quarter of 2019.
-    Results include a provision for credit losses of $20.6 million due to the application of CECL and the economic impact of COVID-19.
-    Pre-provision net revenue for the first quarter of 2020 totaled $135.8 million, up 6% compared to the year-ago quarter and 6% annualized compared to the previous quarter. (1)
-    Non-interest expenses totaled $125.5 million, down 10% compared to the year-ago quarter and 2% annualized compared to the previous quarter. The efficiency ratio improved to 48.03%, reflecting positive operating leverage.
-    Return on average assets was 0.75% for the quarter, while return on average common stockholders' equity was 5.95%. (2)
-    Return on average tangible assets was 0.79% for the quarter, while return on average tangible common stockholders' equity was 9.80%. (2)(3)
·   Net Interest Income/Margin
-    Net interest income, on a non-GAAP basis, excluding the effects of prepayment income, would have been $233.9 million in the first quarter, up
$9.3 million or 17% annualized, compared to the previous quarter.
-    Net interest income for the first quarter increased to $244.5 million, up $2.0 million or 3% annualized compared to the fourth quarter of 2019.
-    Prepayment income added nine bps to this quarter's margin, down five bps compared to the previous quarter.  Excluding the impact from prepayments, the margin, on a non-GAAP basis, would have been 1.92% up two bps on a sequential basis.
·   Balance Sheet:
-    Total assets were $54.3 billion, up 5% on an annualized basis compared to December 31, 2019.
-    Total deposits increased $316 million or 4% annualized to $32.0 billion.
-    Total loans held for investment grew $397.6 million or 4% on an annualized basis to $42.3 billion compared to December 31, 2019.
-    Multi-family loans increased $113.4 million or 2% on an annualized basis to $31.3 billion, due to seasonality.
-    The specialty finance portfolio had strong growth, rising $415.0 million or 16% (not annualized) to $3.0 billion.
·   Asset Quality:
-    The allowance for loan and lease losses increased $14.6 million to $162.2 million at March 31, 2020, due to the implementation of CECL on January 1st.
-    Non-performing assets totaled $58.8 million or 0.11% of total assets, down 20% compared to December 31, 2019; non-performing loans also decreased 20% compared to year-end 2019. Excluding taxi medallion-related loans, NPLs would have been $35.9 million in the first quarter.
-    Weighted average LTV for NYS rent-regulated multi-family portfolio was 53.13%
·   Capital Position at March 31, 2020:
-    Common Equity Tier 1 Capital Ratio was 9.81%.
-    Tier 1 Risk-Based Capital Ratio was 11.10%.
-    Total Risk-Based Capital Ratio was 13.16%.
-    Leverage Capital Ratio was 8.47%.

(1)

Pre-provision net revenue is a non-GAAP measure, but we believe it is relevant to understanding the Company's financial results in light of the increased provision for credit losses during the first quarter resulting from the implementation of CECL and the economic impact of COVID-19.  See the discussion and reconciliations of these non-GAAP measures with the comparable GAAP measures on page 6 of this release.

(2)

Return on average assets and on average tangible assets are calculated using net income. Return on average common stockholders' equity and on average tangible common stockholders' equity are calculated using net income available to common shareholders.

(3)

"Tangible assets" and "tangible common stockholders' equity" are non-GAAP financial measures. See the discussion and reconciliations of these non-GAAP measures with the comparable GAAP measures on page 10 of this release.

New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income for the three months ended March 31, 2020 of $100.3 million compared to $101.2 million for the three months ended December 31, 2019 and $97.6 million for the three months ended March 31, 2019.

Net income available to common shareholders totaled $92.1 million for the three months ended March 31, 2020 compared to $93.0 million for the three months ended December 31, 2019 and $89.4 million for the three months ended March 31, 2019. Results for the current first quarter include a provision for credit losses of $20.6 million compared to $1.7 million in the previous quarter and a recovery of $1.2 million in the year-ago quarter. The significant increase in this quarter's provision reflects the application of new accounting guidance as of January 1, 2020 (commonly referred to as "CECL") and incorporates revised projections and assumptions due to the impact of COVID-19.

On a per share basis, the Company reported diluted earnings per share in the first quarter of this year of $0.20, unchanged from the prior quarter and up 5% compared to the $0.19 it reported in the year-ago quarter.

Commenting on the Company's first-quarter 2020 performance, President and Chief Executive Officer Joseph R. Ficalora stated: "We are extremely pleased with the Company's first quarter performance in light of the impact of the COVID-19 pandemic. We entered 2020 with strong underlying fundamentals and positive momentum building off of a solid performance in the previous quarter. Despite what is seasonally a slow quarter, we had solid loan growth, a higher level of net interest income and net interest margin expansion. Given how we are currently positioned, we expect continued improvement in both of these metrics over the course of the year, albeit, at a faster pace than what we experienced during the current quarter. Moreover, both our capital position and our liquidity remains strong.

"Our loan portfolio increased in the mid-single digits during the first quarter, driven by growth in our specialty finance portfolio and in the multi-family portfolio. Origination activity was down compared to a strong fourth quarter of 2019, but increased 35% on a year-over-year basis. More importantly, loan pricing improved during the latter part of the quarter.

"Both net interest income and the net interest margin continued to build off the inflection point reached during the fourth quarter of last year, as they both increased again during this quarter. Excluding the impact from prepayments, net interest income increased $9.3 million or 17% annualized on a sequential basis, while the net interest margin, also excluding prepayment income, would have been 1.92%, up two basis points and in-line with expectations.

"The adoption of CECL did not have a material impact on our asset quality metrics, which remained stable during the quarter. We are closely monitoring our portfolio for any signs of stress. At the same time, we are working with our commercial borrowers to assist them with various programs, including payment restructuring plans and deferral options, as well as participating in the Paycheck Protection Program.

"Yesterday, the Board of Directors declared a quarterly cash dividend of $0.17 per common share. We have now paid a dividend for 104 consecutive quarters. This consistency is not only indicative of our earnings, asset quality, and capital strength, but it also speaks to the testament of our business model.

"I would also like to express my appreciation to our employees. I am extremely proud of the hard work they have put in over the past two months to ensure that we continue to service our customers. Additionally, our immediate thoughts remain with all those individuals and communities impacted by COVID-19. We are also grateful for the healthcare professionals and all those on the front lines that are battling this crisis non-stop every day. You are true heroes. Lastly, our prayers go out to all those members of the NYCB Family, past and present, who are suffering from COVID-19 and particularly those employees, their families, and friends who we have lost to this disease."

DIVIDEND DECLARATION
Reflecting our earnings, asset quality metrics, and strong capital position, the Board of Directors yesterday declared a quarterly cash dividend of $0.17 per share on the Company's common stock. Based on a closing price of $10.29 as of April 28, 2020, this represents an annualized dividend yield of 6.6%. The dividend is payable on May 19, 2020 to common shareholders of record as of May 9, 2020.

CAPITAL MANAGEMENT
During the first quarter of 2020, the Company opportunistically repurchased shares of its common stock under its previously announced $300 million share repurchase program. To date, the Company has repurchased a total of 26.5 million shares at an average price of $9.70 or an aggregate purchase of $256.8 million, leaving $43.2 million remaining under the current authorization.

OPERATIONAL UPDATE ON COVID-19
The Company has taken a number of steps to ensure the health and safety of its employees and customers and to help those customers and borrowers who may be experiencing financial difficulties during this time. By mid-March, close to 100% of our back-office employees were working remotely and our operations are functioning well. In addition, we temporarily closed all of our in-store branches along with several other locations, converted some branches to drive-up only, and adjusted the hours of operations at our remaining branches. We also took additional safety measures at all of our branch locations and at our corporate offices. In addition, we waived certain retail banking fees to support our depositors during this time.

We are also supporting our borrowers through a variety of programs. We offered 90-day payment forbearances to those residential mortgage customers whose income has been adversely affected by COVID-19. Also, we are working with our commercial borrowers, on a case-by-case basis, to help them through this temporary situation, including payment restructuring plans and deferral options consistent with regulatory guidelines. We are also a participant in the Paycheck Protection Program run by the Small Business Administration.

BALANCE SHEET SUMMARY
At March 31, 2020, total assets were $54.3 billion, up $620.3 million compared to total assets at December 31, 2019, or 5% on an annualized basis. This was driven by a 4% annualized increase in total loans and leases to $42.3 billion and by a near-doubling in our cash and cash equivalents balance to $1.3 billion, offset by a 27% annualized decline in the securities portfolio. The loan growth was primarily due to increases in the specialty finance portfolio and in the multi-family portfolio. The loan growth during the quarter was funded mainly through a combination of wholesale borrowings and deposits, which rose 4% annualized to $32.0 billion.

Loans
Despite the usual first quarter seasonality, total loans as of March 31, 2020 increased $397.6 million, or 4% on an annualized basis to $42.3 billion compared to the balance at December 31, 2019. Loan portfolio growth during the current first quarter was driven by growth in the specialty finance portfolio, the multi-family portfolio, and the commercial and industrial ("C&I") portfolio.

Multi-family loans rose $113.4 million or 1.5% on an annualized basis to $31.3 billion compared to the level at December 31, 2019. The specialty finance portfolio increased $415.0 million or 16% (63% annualized) to $3.0 billion compared to the balance at December 31, 2019. On an average basis, specialty finance loans increased $239.5 million to $2.8 billion, up 37% annualized compared to the prior quarter.

Commercial real estate ("CRE") loans declined slightly on a period-end basis, but increased on an average basis. CRE loans at March 31, 2020 totaled $7.0 billion compared to $7.1 billion at December 31, 2019, down $47.1 million or 3% annualized. On an average basis, the CRE portfolio rose $41.9 million or 2% annualized to $7.1 billion compared to the previous quarter.

The average loan size for multi-family loans during the first quarter of 2020 was $6.4 million, unchanged from the previous quarter and for CRE loans it was $6.6 million, also unchanged from the previous quarter. The weighted average life of the multi-family portfolio was 1.9 years, down from 2.0 years at year-end 2019 and for the CRE portfolio, it was 2.3 years, unchanged compared to year end.

Originations

Origination activity was strong during the first quarter of 2020. For the three months ended March 31, 2020, the Company originated $2.7 billion in total loans, up 35% on a year-over-year basis and $1.2 billion or 80% greater than our fourth quarter pipeline.

During the current first quarter, multi-family loan originations were $1.4 billion, up 40% compared to the year-ago first quarter, while CRE loan originations totaled $191.7 million, down 8% compared to the year-ago first quarter. Specialty finance loan originations totaled $957.4 million, up 40% compared to the first quarter of 2019.

Pipeline

We are heading into the second quarter of 2020 with a very strong loan pipeline. Currently, our pipeline stands at $2.1 billion, of which 64% is new money. The pipeline includes $1.6 billion of multi-family loans, $101 million of CRE loans, and $379 million of specialty finance loans and leases.

Funding

Deposits

In continuation of our growth trends over the last two years, total deposits continued to grow during the first quarter of 2020. Total deposits at March 31, 2020 rose $315.6 million or 4% annualized to $32.0 billion, compared to the balance at December 31, 2019. While the majority of the past growth has been in certificates of deposits ("CDs"), during the current quarter, the increase was driven by growth in savings accounts and non-interest bearing accounts, while CDs declined modestly.

Savings accounts increased $175.7 million or 15% on an annualized basis to $5.0 billion compared to the balance at December 31, 2019, while non-interest bearing accounts rose $261.5 million or 11% (43% annualized) to $2.7 billion. CDs and interest-bearing checking and money market accounts both declined modestly compared to year-end 2019. CDs dropped $72.6 million or 2% annualized to $14.1 billion and interest-bearing checking and money market accounts also declined 2% annualized to $10.2 billion, a decrease of $48.9 million.

During the remainder of 2020, the Company has $13.9 billion of CDs that are scheduled to mature at an average cost of 2.13%. The majority of the scheduled maturities are set to occur during the second and third quarters of 2020. During the first quarter, the cost of deposits declined 14 basis points to 1.62%. During March, the Company lowered the rates it pays on its deposit products in response to the Federal Reserve's actions during the month.

Borrowed Funds

At March 31, 2020, borrowed funds totaled $14.9 billion, up $375.2 million or 10% annualized compared to the balance at December 31, 2019. The increase is entirely due to an increase in wholesale borrowings, consisting of advances from the Federal Home Loan Bank of New York ("FHLB-NY"), as the Company took advantage of the low interest rate environment to lock-in long-term funding at very attractive rates. Wholesale borrowings increased $375.0 million to $14.3 billion, up 11% on an annualized basis relative to year-end 2019.

The cost of borrowings declined 12 basis points on a linked-quarter basis to 2.21%. During the remainder of the year, we have approximately $1.9 billion of wholesale borrowings set to contractually mature at an average cost of 2.04%. The new advances that we added during the first quarter had a blended rate of less than 90 basis points.

Liquidity
Our liquidity position remains strong. In addition to the liquidity provided from deposits, other forms of liquidity available to us stems from our cash and cash equivalent balances and the unencumbered portion of our available-for-sale securities portfolio. Additional sources of liquidity available to the Company include approved lines of credit with various counterparties, including borrowing facilities at the FHLB-NY and at the Federal Reserve of New York ("FRB-NY").

At March 31, 2020, our available funding at the FHLB-NY was $7.7 billion and at the FRB-NY, it was $1.1 billion. Additionally, the unencumbered portion of the securities portfolio was $4.0 billion.

Asset Quality
Non-Performing Assets
Non-performing assets ("NPAs") at March 31, 2020 declined $14.7 million or 20% compared to the level at December 31, 2019. This represents 11 basis points of total assets compared to 14 basis points at year-end 2019. Total non-accrual mortgage loans was $22.1 million, virtually unchanged from the level at year-end 2019, however, other non-accrual loans declined $12.1 million or 31% compared to year-end balances, mainly due to a $7.5 million or 25% decrease in non-accrual taxi medallion-related loans. Excluding the non-performing taxi medallion-related loans, NPAs this quarter would have been $35.9 million or 0.07% of total assets, relatively stable compared to both the year-ago quarter and previous quarter.

Total repossessed assets also declined during the first quarter. Repossessed assets decreased $2.7 million or 22% compared to the level at December 31, 2019, largely due to taxi medallion-related charge-offs.

Current Expected Credit Losses ("CECL")
At December 31, 2019, the allowance for loan and lease losses ("ALLL") totaled $147.6 million. On January 1, 2020, the Company adopted the Current Expected Credit Losses methodology under Accounting Standards Update ("ASU") Topic 326. Upon adoption of CECL, we recognized an increase in the ALLL of approximately $1.9 million, as a Day 1 transition adjustment from a change in methodology, with a corresponding decrease in retained earnings. At March 31, 2020, the ALLL totaled $162.2 million, up $14.6 million from December 31, 2019, driven by a $12.7 million reserve build during the first quarter of 2020. This increase reflects deteriorating forecasted economic conditions due to the COVID-19 pandemic.

Separately, the Company recorded a Day 1 transition adjustment for unfunded commitments at January 1, 2020 of $12.5 million, due to the implementation of CECL. At March 31, 2020, the reserve on unfunded commitments was $10.7 million due to loan satisfactions.

		Unfunded
(in thousands)	Loans and Leases	Commitments
Allowance for credit losses at December 31, 2019	$147,638	$461
CECL Day 1 transition adjustment	1,911	12,529
Q1 2020 Provision for (recovery of) credit losses	22,891	(2,290)
Q1 2020 net charge-offs	(10,196)	0
Allowance for credit losses at March 31, 2020	$162,244	$10,700

Allowance for Loan and Lease Losses

At March 31, 2020, the ALLL represented 329.22% of non-performing loans compared to 241.07% at year-end 2019 and 0.38% of total loans compared to 0.35% at year-end 2019.

At March 31, 2020, the New York State rent-regulated portion of our multi-family portfolio totaled $18.7 billion or 59.7% of the overall multi-family portfolio. The weighted average loan-to-value ratio for this portion of the portfolio was 53.13% compared to 56.78% for the overall multi-family portfolio, 365 basis points better.

CAPITAL POSITION

Our capital ratios remained strong during the current first quarter at both the Bank level and the holding company level, and compares favorably to our peers and the industry overall. All of the regulatory capital ratios for both the Company and the Bank continue to exceed the regulatory requirements for "Well Capitalized" classification.

At the holding company level, our common equity tier 1 capital ratio at March 31, 2020 was 9.81% compared to 9.91% at December 31, 2019 and 10.27% at March 31, 2019. Our tier 1 risk-based capital ratio was 11.10% compared to 11.22% and 11.65%. At the same periods, total risk-based capital was 13.16%, 13.27%, and 13.83%, while the leverage ratio was 8.47% at March 31, 2020 compared to 8.66% at year-end and 8.68% for the first quarter of last year. The modest year-over-year and linked-quarter declines primarily reflect balance sheet growth.

Upon adoption of CECL, we recorded a one-time cumulative pre-tax adjustment of $14.4 million ($10.5 million after tax). Additionally, on March 27, 2020, the bank regulatory agencies issued a joint statement with proposed guidance for banks, such as the Company, which adopted CECL during the first quarter of 2020. The Company has adopted the provisions of this final interim rule, which allows banks to defer the impact of CECL adoption on regulatory capital ratios for two years. The adoption of these provisions did not have a material impact on our regulatory capital ratios.

EARNINGS SUMMARY FOR THE THREE MONTHS ENDED MARCH 31, 2020

Net Interest Income
Net interest income for the three months ended March 31, 2020 rose $2.0 million to $244.5 million or 3% annualized compared to the previous quarter and $3.1 million or 1% compared to the first quarter of 2019. Prepayment income in the current first quarter totaled $10.5 million compared to $17.9 million in the previous quarter and $9.6 million in the year-ago quarter.

Excluding the impact from prepayment income, net interest income on a non-GAAP basis would have been $233.9 million, up $9.3 million or 17% annualized on a sequential basis and up $2.2 million or 1% compared to the first quarter of last year.

				March 31, 2020
	For the Three Months Ended			compared to
	March 31,	Dec. 31,	March 31,	Dec. 31,	March 31,
	2020	2019	2019	2019	2019
(in thousands, except per share data)

Total interest income	$441,042	$450,683	$446,174	-2%	-1%
Total interest expense	196,575	208,213	204,849	-6%	-4%
Net interest income	$244,467	$242,470	$241,325	1%	1%
Less:
Total Prepayment Income	10,537	17,853	9,568	-41%	10%
Net interest income excluding prepayment income	$233,930	$224,617	$231,757	4%	1%

Net Interest Margin
The net interest margin ("NIM") during the first quarter of 2020 was 2.01%, down three basis points and two basis points, respectively, compared to the previous quarter and to the year-ago quarter. The first quarter yield on average-earning assets declined 14 basis points on a linked-quarter basis and 16 basis points on a year-over-year basis. This was largely due to a decline in the securities portfolio given steep declines in market rates. This was partially offset by a drop in our cost of funds to 1.82% in the current quarter, down 12 basis points sequentially and 16 basis points year-over-year. This was driven mainly by a decline in our average cost of deposits and partially by a decrease in our borrowing costs.

Prepayment income contributed nine basis points to the NIM during the current quarter, down five basis points on a sequential basis, up one basis point compared to the contribution during the first quarter of last year.

Excluding the impact from prepayment income, the first quarter 2020 NIM, on a non-GAAP basis, would have been 1.92%, up two basis points sequentially and in-line with expectations.

Pre-Provision Net Revenue ("PPNR") (1)
The table below details the Company's PPNR for the quarters ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively.

For the three months ended March 31, 2020, PPNR totaled $135.8 million up $2.0 million or 6% annualized compared to the three months ended December 31, 2019 and up $8.5 million or 7% compared to the three months ended March 31, 2019.

				March 31, 2020
	For the Three Months Ended			compared to
	March 31,	Dec. 31,	March 31,	Dec. 31,	March 31,
	2020	2019	2019	2019	2019
(in thousands, except per share data)

Net interest income	$244,467	$242,470	$241,325	1%	1%
Non-interest income	16,899	17,462	24,785	-3%	-32%
Total revenues	$261,366	$259,932	$266,110	1%	-2%
Total non-interest expense	125,522	126,097	138,767	0%	-10%
Pre-provision net revenue (PPNR)	135,844	133,835	127,343	2%	7%
Provision for (recovery of) credit losses	20,601	1,702	(1,222)	1110%	NM
Income before taxes	115,243	132,133	128,565	-13%	-10%
Income tax expense	14,915	30,959	30,988	-52%	-52%
Net Income	$100,328	$101,174	$97,577	-1%	3%
Preferred stock dividends	8,207	8,207	8,207	0%	0%
Net Income available to common shareholders	$92,121	$92,967	$89,370	-1%	3%

Provision for (recovery of) Credit Losses
During the first quarter of 2020, the Company reported a provision for credit losses of $20.6 million compared to a recovery for credit losses of $1.2 million in the year-ago quarter and a provision for credit losses of $1.7 million in the previous quarter. The provision for credit losses exceeded net charge-offs by $10.4 million.

Net charge-offs for the first quarter of 2020 totaled $10.2 million or 0.02% of average loans compared to $3.5 million or 0.01% of average loans during the fourth quarter of last year and $2.0 million or 0.00% during the first quarter of 2019. The largest portion of our charge-offs continue to be related to taxi medallion loans.

Non-Interest Income
For the three months ended March 31, 2020, non-interest income totaled $16.9 million, down modestly compared to the previous quarter and down 32% compared to the year-ago quarter. Included in the year-ago quarter's results were approximately $7.0 million net gain on securities compared to a net gain on securities of $534,000 during the current first quarter and a net loss on securities of $30,000 in the fourth quarter of last year.

Non-Interest Expense
Our non-interest expenses continued to trend lower. Total non-interest expense for the three months ended March 31, 2020 was $125.5 million, down 0.5% compared to the prior quarter and down 10% compared to the year-ago quarter and down 2% annualized compared to the previous quarter. In the current first quarter, non-interest expense included a $4.4 million benefit related to a lease termination. In the first quarter of 2019, non-interest expense included $9.0 million of certain expenses related to severance and branch rationalization costs.

The efficiency ratio during the first quarter of 2020 declined to 48.03% (49.70% excluding the lease termination benefit) compared to 48.51% during the previous quarter and 52.15% during the first quarter of 2019 (48.75% excluding the previously mentioned expenses related to severance and branch rationalization costs).

Income Taxes
The Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), enacted on March 27, 2020, included certain tax provisions for corporations, one of which is the temporary carry back of tax losses. Accordingly, the Company recognized a $13.1 million tax benefit related to its tax loss carryback as provided by the CARES Act.

Income tax expense for the three months ended March 31, 2020 was $14.9 million compared to $31.0 million for both the three months ended December 31, 2019 and March 31, 2019. This translates into an effective tax rate of 12.94% for the current quarter compared to an effective tax rate of 23.43% in the previous quarter and 24.10% in the year-ago quarter.

About New York Community Bancorp, Inc.
Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At March 31, 2020, the Company reported assets of $54.3 billion, loans of $42.3 billion, deposits of $32.0 billion, and stockholders' equity of $6.6 billion.

Reflecting our growth through a series of acquisitions, the Company operates 237 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

Post-Earnings Release Conference Call
The Company will host a conference call on Wednesday, April 29, 2020, at 8:30 a.m. (Eastern Time) to discuss its first quarter 2020 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for "New York Community Bancorp" or "NYCB." A replay will be available approximately three hours following completion of the call through 11:59 p.m. on May 3, 2020 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13700759. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on May 27, 2020.

Cautionary Statements Regarding Forward-Looking Information
This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "should," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, the duration of shelter in place orders and the potential imposition of further restrictions on travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligation, the remedial actions and stimulus measures adopted by federal, state, and local governments; the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; the impact of recently adopted accounting pronouncements; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10-K for the year ended December 31, 2019 and in other SEC reports we file. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
	March 31,	December 31,
	2020	2019
	(unaudited)
(in thousands, except share data)
Assets
Cash and cash equivalents	$ 1,334,206	$ 741,870
Securities:
Available-for-sale	5,455,245	5,853,057
Equity investments with readily
determinable fair values, at fair value	32,616	32,830
Total securities	5,487,861	5,885,887
Mortgage loans held for investment:
Multi-family	31,295,504	31,182,079
Commercial real estate	7,037,363	7,084,499
One-to-four family	352,613	380,684
Acquisition, development, and construction	130,547	200,464
Total mortgage loans held for investment	38,816,027	38,847,726
Other loans and leases:
Specialty Finance	3,032,307	2,617,304
Commercial and industrial	433,883	420,993
Other loans	9,542	8,132
Total other loans and leases held for investment	3,475,732	3,046,429
Total loans and leases held for investment	42,291,759	41,894,155
Less: Allowance for loan and lease losses	(162,244)	(147,638)
Total loans and leases held for investment, net	42,129,515	41,746,517
Federal Home Loan Bank stock, at cost	663,870	647,562
Premises and equipment, net	306,657	312,626
Operating lease right-of-use assets	281,873	286,194
Goodwill	2,426,379	2,426,379
Other assets	1,630,732	1,593,786
Total assets	$ 54,261,093	$ 53,640,821
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 10,181,252	$ 10,230,144
Savings accounts	4,955,670	4,780,007
Certificates of deposit	14,142,212	14,214,858
Non-interest-bearing accounts	2,693,632	2,432,123
Total deposits	31,972,766	31,657,132
Borrowed funds:
Wholesale borrowings	14,277,661	13,902,661
Junior subordinated debentures	359,961	359,866
Subordinated notes	295,205	295,066
Total borrowed funds	14,932,827	14,557,593
Operating lease liabilities	281,853	285,991
Other liabilities	436,262	428,411
Total liabilities	47,623,708	46,929,127
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and 490,439,070
shares issued; and 466,360,703 and 467,346,781 shares outstanding, respectively)	4,904	4,904
Paid-in capital in excess of par	6,101,540	6,115,487
Retained earnings	344,344	342,023
Treasury stock, at cost (24,078,367 and 23,092,289 shares, respectively)	(235,678)	(220,717)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	18,782	31,482
Net unrealized loss on the non-credit portion of other-than-
temporary impairment losses, net of tax	(6,042)	(6,042)
Pension and post-retirement obligations, net of tax	(57,803)	(59,136)
Net unrealized (loss) gain on cash flow hedges, net of tax	(35,502)	853
Total accumulated other comprehensive loss, net of tax	(80,565)	(32,843)
Total stockholders' equity	6,637,385	6,711,694
Total liabilities and stockholders' equity	$ 54,261,093	$ 53,640,821

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended
	March 31,	Dec. 31,	March 31,
	2020	2019	2019

(in thousands, except per share data)
Interest Income:
Loans and leases	$ 391,911	$ 393,660	$ 379,790
Securities and money market investments	49,131	57,023	66,384
Total interest income	441,042	450,683	446,174

Interest Expense:
Interest-bearing checking and money market accounts	28,564	33,951	50,159
Savings accounts	8,934	9,435	8,083
Certificates of deposit	79,555	84,874	67,775
Borrowed funds	79,522	79,953	78,832
Total interest expense	196,575	208,213	204,849
Net interest income	244,467	242,470	241,325
Provision for (recovery of) credit losses	20,601	1,702	(1,222)
Net interest income after provision for (recovery of) credit losses	223,866	240,768	242,547

Non-Interest Income:
Fee income	7,018	7,002	7,228
Bank-owned life insurance	7,389	8,118	6,975
Net gain (loss) on securities	534	(30)	6,987
Other income	1,958	2,372	3,595
Total non-interest income	16,899	17,462	24,785

Non-Interest Expense:
Operating expenses:
Compensation and benefits	79,451	72,525	81,440
Occupancy and equipment	17,875	22,575	22,962
General and administrative	28,196	30,997	34,365
Total non-interest expense	125,522	126,097	138,767
Income before income taxes	115,243	132,133	128,565
Income tax expense	14,915	30,959	30,988
Net Income	100,328	101,174	97,577
Preferred stock dividends	8,207	8,207	8,207
Net income available to common shareholders	$ 92,121	$ 92,967	$ 89,370

Basic earnings per common share	$ 0.20	$ 0.20	$ 0.19
Diluted earnings per common share	$ 0.20	$ 0.20	$ 0.19

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

  Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
  Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.
  Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the
	Three Months Ended
	March 31,	Dec. 31,	March 31,
(dollars in thousands)	2020	2019	2019
Total Stockholders' Equity	$ 6,637,385	$ 6,711,694	$ 6,629,070
Less: Goodwill	(2,426,379)	(2,426,379)	(2,426,379)
Preferred stock	(502,840)	(502,840)	(502,840)
Tangible common stockholders' equity	$ 3,708,166	$ 3,782,475	$ 3,699,851

Total Assets	$ 54,261,093	$ 53,640,821	$ 52,131,046
Less: Goodwill	(2,426,379)	(2,426,379)	(2,426,379)
Tangible assets	$ 51,834,714	$ 51,214,442	$ 49,704,667

Average Common Stockholders' Equity	$ 6,188,032	$ 6,187,536	$ 6,104,442
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,435,806)
Average tangible common stockholders' equity	$ 3,761,653	$ 3,761,157	$ 3,668,636

Average Assets	$ 53,408,504	$ 52,477,691	$ 51,617,557
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,435,806)
Average tangible assets	$ 50,982,125	$ 50,051,312	$ 49,181,751

Net Income Available to Common Shareholders	$ 92,121	$ 92,967	$ 89,370

GAAP MEASURES:
Return on average assets (1)	0.75%	0.77%	0.76
Return on average common stockholders' equity (2)	5.95	6.01	5.86
Book value per common share	$ 13.15	$ 13.29	$ 13.11
Common stockholders' equity to total assets	11.31	11.57	11.75

NON-GAAP MEASURES:
Return on average tangible assets (1)	0.79%	0.81%	0.79
Return on average tangible common stockholders' equity (2)	9.80	9.89	9.74
Tangible book value per common share	$ 7.95	$ 8.09	$ 7.92
Tangible common stockholders' equity to tangible assets	7.15	7.39	7.44

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average tangible common stockholders' equity recorded during that period.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

	For the Three Months Ended
	March 31, 2020				December 31, 2019				March 31, 2019
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$ 41,511,176	$ 391,911	3.78%		$ 40,670,220	$ 393,660	3.87%		$ 39,890,669	$ 379,790	3.81%
Securities	6,347,320	47,276	2.98		6,409,279	54,434	3.39		6,263,933	61,037	3.91
Interest-earning cash and cash equivalents	662,899	1,855	1.13		611,176	2,589	1.68		892,187	5,347	2.43
Total interest-earning assets	48,521,395	441,042	3.64		47,690,675	450,683	3.78		47,046,789	446,174	3.80
Non-interest-earning assets	4,887,109				4,787,016				4,570,768
Total assets	$ 53,408,504				$ 52,477,691				$ 51,617,557
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money
market accounts	$ 10,070,100	$ 28,564	1.14%		$ 9,857,399	$ 33,951	1.37%		$ 11,478,820	$ 50,159	1.77%
Savings accounts	4,833,600	8,934	0.74		4,800,951	9,435	0.78		4,669,824	8,083	0.70
Certificates of deposit	14,120,484	79,555	2.27		14,200,266	84,874	2.37		12,298,274	67,775	2.23
Total interest-bearing deposits	29,024,184	117,053	1.62		28,858,616	128,260	1.76		28,446,918	126,017	1.80
Borrowed funds	14,439,309	79,522	2.21		13,645,755	79,953	2.33		13,491,860	78,832	2.37
Total interest-bearing liabilities	43,463,493	196,575	1.82		42,504,371	208,213	1.94		41,938,778	204,849	1.98
Non-interest-bearing deposits	2,569,331				2,683,164				2,477,420
Other liabilities	684,808				599,780				594,077
Total liabilities	46,717,632				45,787,315				45,010,275
Stockholders' equity	6,690,872				6,690,376				6,607,282
Total liabilities and stockholders' equity	$ 53,408,504				$ 52,477,691				$ 51,617,557
Net interest income/interest rate spread		$ 244,467	1.82%	%		$ 242,470	1.84%			$ 241,325	1.82%
Net interest margin			2.01%	%			2.04%				2.03%
Ratio of interest-earning assets to
interest-bearing liabilities			1.12	x			1.12	x			1.12	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the Three Months Ended
	March 31,	Dec. 31,	March 31,
(dollars in thousands except share and per share data)	2020	2019	2019
PROFITABILITY MEASURES:
Net income	$ 100,328	$ 101,174	$ 97,577
Net income available to common shareholders	92,121	92,967	89,370
Basic earnings per common share	0.20	0.20	0.19
Diluted earnings per common share	0.20	0.20	0.19
Return on average assets	0.75%	0.77%	0.76%
Return on average tangible assets (1)	0.79	0.81	0.79
Return on average common stockholders' equity	5.95	6.01	5.86
Return on average tangible common stockholders'
equity (1)	9.80	9.89	9.74
Efficiency ratio (2)	48.03%	48.51%	52.15%
Operating expenses to average assets	0.94	0.96	1.08
Interest rate spread	1.82	1.84	1.82
Net interest margin	2.01	2.04	2.03
Effective tax rate	12.94	23.43	24.10
Shares used for basic common EPS computation	464,993,970	465,319,591	465,493,702
Shares used for diluted common EPS computation	465,412,644	465,738,265	465,493,702
Common shares outstanding at the respective
period-ends	466,360,703	467,346,781	467,236,136

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 10 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	March 31,	Dec. 31,	March 31,
	2020	2019	2019
CAPITAL MEASURES:
Book value per common share	$ 13.15	$ 13.29	$ 13.11
Tangible book value per common share (1)	7.95	8.09	7.92
Common stockholders' equity to total assets	11.31%	11.57%	11.75%
Tangible common stockholders' equity to tangible assets (1)	7.15	7.39	7.44

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 10 of this release.

	March 31,	Dec. 31,	March 31,
	2020	2019	2019
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.81%	9.91%	10.27%
Tier 1 risk-based capital ratio	11.10	11.22	11.65
Total risk-based capital ratio	13.16	13.27	13.83
Leverage capital ratio	8.47	8.66	8.68
New York Community Bank
Common equity tier 1 ratio	12.39%	12.42%	12.97%
Tier 1 risk-based capital ratio	12.39	12.42	12.97
Total risk-based capital ratio	12.79	12.81	13.40
Leverage capital ratio	9.45	9.59	9.66

(1)

The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.50%; a tier 1 risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
				March 31, 2020
				compared to
	March 31,	Dec. 31,	March 31,	Dec. 31,	March 31,
	2020	2019	2019	2019	2019
(in thousands, except share data)	(unaudited)		(unaudited)
Assets
Cash and cash equivalents	$ 1,334,206	$ 741,870	$990,019	80%	35%
Securities:
Available-for-sale	5,455,245	5,853,057	5,724,644	-7%	-5%
Equity investments with readily determinable fair values, at fair value	32,616	32,830	32,128	-1%	2%
Total securities	5,487,861	5,885,887	5,756,772	-7%	-5%
Mortgage loans held for investment:
Multi-family	31,295,504	31,182,079	29,952,775	0%	4%
Commercial real estate	7,037,363	7,084,499	7,081,597	-1%	-1%
One-to-four family	352,613	380,684	435,991	-7%	-19%
Acquisition, development, and construction	130,547	200,464	326,652	-35%	-60%
Total mortgage loans held for investment	38,816,027	38,847,726	37,797,015	0%	3%
Other loans and leases:
Specialty Finance	3,032,307	2,617,304	478,292	16%	534%
Commercial and industrial	433,883	420,993	2,242,693	3%	-81%
Other loans	9,542	8,132	8,019	17%	19%
Total other loans and leases held for investment	3,475,732	3,046,429	2,729,004	14%	27%
Total loans and leases held for investment	42,291,759	41,894,155	40,526,019	1%	4%
Less: Allowance for loan and lease losses	(162,244)	(147,638)	(156,636)	10%	4%
Loans and leases held for investment, net	42,129,515	41,746,517	40,369,383	1%	4%
Federal Home Loan Bank stock, at cost	663,870	647,562	588,197	3%	13%
Premises and equipment, net	306,657	312,626	332,721	-2%	-8%
Operating lease right-of-use assets	281,873	286,194	312,948	-2%	-10%
Goodwill	2,426,379	2,426,379	2,426,379	0%	0%
Other assets	1,630,732	1,593,786	1,354,627	2%	20%
Total assets	$54,261,093	$53,640,821	$52,131,046	1%	4%

Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 10,181,252	$ 10,230,144	$11,482,591	0%	-11%
Savings accounts	4,955,670	4,780,007	4,760,877	4%	4%
Certificates of deposit	14,142,212	14,214,858	12,767,779	-1%	11%
Non-interest-bearing accounts	2,693,632	2,432,123	2,589,878	11%	4%
Total deposits	31,972,766	31,657,132	31,601,125	1%	1%
Borrowed funds:
Wholesale borrowings	14,277,661	13,902,661	12,603,661	3%	13%
Junior subordinated debentures	359,961	359,866	359,594	0%	0%
Subordinated notes	295,205	295,066	294,655	0%	0%
Total borrowed funds	14,932,827	14,557,593	13,257,910	3%	13%
Operating lease liabilities	281,853	285,991	312,628	-1%	-10%
Other liabilities	436,262	428,411	330,313	2%	32%
Total liabilities	47,623,708	46,929,127	45,501,976	1%	5%
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840	502,840	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070,
490,439,070 and 490,439,070 shares issued; and 466,360,703,
467,346,781 and 467,236,136 shares outstanding, respectively)	4,904	4,904	4,904	0%	0%
Paid-in capital in excess of par	6,101,540	6,115,487	6,092,792	0%	0%
Retained earnings	344,344	342,023	307,232	1%	12%
Treasury stock, at cost (24,078,367; 23,092,289, and 23,202,934 shares, respectively)	(235,678)	(220,717)	(221,728)	7%	6%
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	18,782	31,482	18,329	-40%	2%
Net unrealized loss on the non-credit portion of other-than-temporary
impairment losses, net of tax	(6,042)	(6,042)	(6,042)	0%	0%
Pension and post-retirement obligations, net of tax	(57,803)	(59,136)	(69,257)	-2%	-17%
Net unrealized (loss) gain on cash flow hedges, net of tax	(35,502)	853	-	-4262%	NM
Total accumulated other comprehensive loss, net of tax	(80,565)	(32,843)	(56,970)	145%	41%
Total stockholders' equity	6,637,385	6,711,694	6,629,070	-1%	0%
Total liabilities and stockholders' equity	$54,261,093	$53,640,821	$52,131,046	1%	4%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)
(unaudited)
				March 31, 2020
	For the Three Months Ended			compared to
	March 31,	Dec. 31,	March 31,	Dec. 31,	March 31,
	2020	2019	2019	2019	2019
(in thousands, except per share data)
Interest Income:
Loans and leases	$ 391,911	$393,660	$379,790	0%	3%
Securities and money market investments	49,131	57,023	66,384	-14%	-26%
Total interest income	441,042	450,683	446,174	-2%	-1%

Interest Expense:
Interest-bearing checking and money market accounts	28,564	33,951	50,159	-16%	-43%
Savings accounts	8,934	9,435	8,083	-5%	11%
Certificates of deposit	79,555	84,874	67,775	-6%	17%
Borrowed funds	79,522	79,953	78,832	-1%	1%
Total interest expense	196,575	208,213	204,849	-6%	-4%
Net interest income	244,467	242,470	241,325	1%	1%
Provision for (recovery of) credit losses	20,601	1,702	(1,222)	1110%	NM

Net interest income after provision for (recovery of) credit losses	223,866	240,768	242,547	-7%	-8%

Non-Interest Income:
Fee income	7,018	7,002	7,228	0%	-3%
Bank-owned life insurance	7,389	8,118	6,975	-9%	6%
Net gain (loss) on securities	534	(30)	6,987	NM	-92%
Other income	1,958	2,372	3,595	-17%	-46%
Total non-interest income	16,899	17,462	24,785	-3%	-32%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	79,451	72,525	81,440	10%	-2%
Occupancy and equipment	17,875	22,575	22,962	-21%	-22%
General and administrative	28,196	30,997	34,365	-9%	-18%
Total non-interest expense	125,522	126,097	138,767	0%	-10%

Income before taxes	115,243	132,133	128,565	-13%	-10%
Income tax expense	14,915	30,959	30,988	-52%	-52%
Net Income	$ 100,328	$ 101,174	$ 97,577	-1%	3%
Preferred stock dividends	8,207	8,207	8,207	0%	0%
Net Income available to common shareholders	$92,121	$92,967	$89,370	-1%	3%

Basic earnings per common share	$ 0.20	$0.20	$0.19	0%	5%
Diluted earnings per common share	$ 0.20	$0.20	$0.19	0%	5%

Dividends per common share	$0.17	$0.17	$0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						March 31, 2020 compared to
	March 31,		Dec. 31,		March 31,		Dec. 31,		March 31,
	2020		2019		2019		2019		2019
(dollars in thousands)

Total Interest Income	$441,042		$450,683		$446,174		-2%		-1%

Prepayment Income:
Loans	$10,189		$15,422		$9,341		-34%		9%
Securities	348		2,431		227		-86%		53%
Total prepayment income	$10,537		$17,853		$9,568		-41%		10%

GAAP Net Interest Margin	2.01%		2.04%		2.03%		-3	bp	-2	bp
Less:
Prepayment income from loans	9	bp	12	bp	8	bp	-3	bp	1	bp
Prepayment income from securities	-		2		-		-2	bp	0	bp
Total prepayment income contribution to
and subordinated debt impact on net interest margin	9	bp	14	bp	8	bp	-5	bp	1	bp

Adjusted Net Interest Margin (non-GAAP)	1.92%		1.90%		1.95%		2	bp	-3	bp

While our net interest margin, including the contribution of prepayment income is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

  Adjusted net interest margin gives investors a better understanding of the effect of prepayment income and other items on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.
  Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT
(unaudited)
				March 31, 2020
	For the Three Months Ended			compared to
	March 31,	Dec. 31,	March 31,	Dec 31,	March 31,
	2020	2019	2019	2019	2019
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$1,417,219	$1,991,636	$1,009,351	-29%	40%
Commercial real estate	191,651	326,834	207,209	-41%	-8%
One-to-four family residential	27,196	77,321	3,209	-65%	747%
Acquisition, development, and construction	4,908	33,173	12,024	-85%	-59%
Total mortgage loans originated for investment	1,640,974	2,428,964	1,231,793	-32%	33%

Other Loans Originated for Investment:
Specialty Finance	957,393	799,163	685,611	20%	40%
Other commercial and industrial	122,386	88,672	104,947	38%	17%
Other	925	707	920	31%	1%
Total other loans originated for investment	1,080,704	888,542	791,478	22%	37%
Total Loans Originated for Investment	$2,721,678	$3,317,506	$2,023,271	-18%	35%

The following table provides certain information about the Company's multi-family and CRE loan portfolios at the respective dates:
				March 31, 2020
	At or For the Three Months Ended			compared to
	March 31,	Dec. 31,	March 31,	Dec 31,		March 31,
	2020	2019	2019	2019		2019
(dollars in thousands)
Multi-Family Loan Portfolio:
Loans outstanding	31,295,504	$31,182,079	$29,952,775	0%		4%
Percent of total held-for-investment loans	74.0%	74.4%	73.9%	(40)	bp	10	bp
Average principal balance	$6,408	$6,381	$6,087	0%		5%
Weighted average life (in years)	1.9	2.0	2.4	-5%		-21%

Commercial Real Estate Loan Portfolio:
Loans outstanding	7,037,363	$7,084,499	$7,081,597	-1%		-1%
Percent of total held-for-investment loans	16.6%	16.9%	17.5%	-30	bp	-90	bp
Average principal balance	$6,645	$6,564	$6,287	1%		6%
Weighted average life (in years)	2.3	2.3	2.6	0%		-12%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY
(unaudited)

The following table presents the Company's non-performing loans and assets at the respective dates:

				March 31, 2020
				compared to
	March 31,	Dec. 31,	March 31,	Dec. 31,	March 31,
(in thousands)	2020	2019	2019	2019	2019
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$4,242	$5,407	$4,070	-22%	4%
Commercial real estate	16,101	14,830	3,007	9%	435%
One-to-four family residential	1,721	1,730	1,637	-1%	5%
Acquisition, development, and construction	-	-	-	NM	NM
Total non-accrual mortgage loans	22,064	21,967	8,714	0%	153%
Other non-accrual loans (1)	27,218	39,276	49,860	-31%	-45%
Total non-performing loans	49,282	61,243	58,574	-20%	-16%
Repossessed assets (2)	9,526	12,268	12,758	-22%	-25%
Total non-performing assets	$58,808	$73,511	$71,332	-20%	-18%

(1) Includes $22.9 million, $30.4 million and $33.8 million of non-accrual taxi medallion-related loans at March 31, 2020,
December 31, 2019 and March 31, 2019, respectively.
(2) Includes $7.6 million, $10.3 million and $10.8 million of repossessed taxi medallions at March 31, 2020, December 31, 2019 and March 31, 2019,
respectively.

The following table presents the Company's asset quality measures at the respective dates:

	March 31,	Dec. 31,	March 31,
	2020	2019	2019
Non-performing loans to total
loans	0.12%	0.15%	0.14%
Non-performing assets
to total assets	0.11	0.14	0.14
Allowance for losses on loans to
non-performing loans	329.22	241.07	267.42
Allowance for losses on loans to
total loans	0.38	0.35	0.39

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				March 31, 2020
				compared to
	March 31,	Dec. 31,	March 31,	Dec. 31,	March 31,
	2020	2019	2019	2019	2019
(in thousands)
Loans 30 to 89 Days Past Due:
Multi-family	$ 2,679	$ 1,131	$ 2,359	137%	14%
Commercial real estate	97	2,545	3,278	-96%	-97%
One-to-four family residential	-	-	9	NM	NM
Acquisition, development, and construction	-	-	6,608	NM	NM
Other (1)	52	44	276	18%	-81%
Total loans 30 to 89 days past due	$ 2,828	$ 3,720	$ 12,530	-24%	-77%

(1) Does not include any taxi medallion loans at March 31, 2020, December 31, 2019, and March 31, 2019, respectively.

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended
	March 31,	Dec. 31,	March 31,
	2020	2019	2019
(dollars in thousands)
Charge-offs:
Multi-family	$ -	$ 222	$ -
Commercial real estate	-	-	-
One-to-four family residential	-	5	-
Acquisition, development, and
construction	-	-	-
Other (1)	10,385	3,684	2,079
Total charge-offs	10,385	3,911	2,079

Recoveries:
Multi-family	$ -	$ -	$ -
Commercial real estate	-	-	-
One-to-four family residential	-	-	-
Acquisition, development, and
construction	(11)	(18)	(7)
Other (1)	(178)	(397)	(110)
Total recoveries	(189)	(415)	(117)

Net charge-offs	$ 10,196	$ 3,496	$ 1,962

Net charge-offs to average loans (2)	0.02%	0.01%	0.00%

(1) Includes taxi medallion loans of $6.7 million, $3.4 million, and $2.1 million, respectively, for the three months ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively.

(2) Three months ended presented on a non-annualized basis.

Investor/Media Contact:
Salvatore J. DiMartino
(516) 683-4286